Exhibit 99.1

Press Release
CONTACT:
Henry A. Diamond
Group Vice President
Investor Relations and Corporate Finance
+1 203 316 3399
henry.diamond@gartner.com
Gartner Reports Financial Results for Third Quarter 2009
EPS from Continuing Operations Were $0.21, Including $0.05 Per Share from Tax Benefits
Research Contract Value Increased 1% versus June 30, 2009 to $742.9 Million
Company Increased Its Outlook for Cash from Operations for Full Year 2009
STAMFORD, Conn., October 30, 2009 — Gartner, Inc. (NYSE: IT), the leading provider of research and analysis on the global information technology industry, today reported results for third quarter 2009. In addition, the Company increased its outlook for cash from operations and reiterated its outlook for revenue, Normalized EBITDA and EPS from continuing operations for full year 2009.
For third quarter 2009, EPS from continuing operations were $0.21, net income was $20.1 million, Normalized EBITDA was $40.8 million, and cash from operations was $55.1 million. EPS from continuing operations and net income were positively impacted by the timing of certain non-cash tax benefits totaling $4.7 million, or $0.05 per share, which are not expected to recur. See “Non-GAAP Financial Measures” for a discussion of Normalized EBITDA.
Total revenue for third quarter 2009 was $267.5 million. Excluding the impact of foreign exchange, total revenue decreased 7% year-over-year.
Gene Hall, Gartner’s chief executive officer, commented, “During the third quarter, our key business metrics continued to improve sequentially. We increased salesforce productivity, grew new business in Research and improved retention on Research subscriptions that came up for renewal during the quarter. As a result, our Research Contract Value grew sequentially by almost $7 million. These improvements were driven both by the success of our efforts to improve sales effectiveness and a more favorable economic environment. Looking ahead, we expect our business trends to continue to improve in the fourth quarter and we expect to generate revenue, earnings and cash flow growth in 2010.”
Business Segment Highlights
Research
Revenue for third quarter 2009 was $185.7 million, down 4% year-over-year excluding the impact of foreign exchange. Gross contribution margin improved approximately 1 percentage point year-over-year to 66%.
Contract value was $742.9 million at September 30, 2009, up 1% versus June 30, 2009. Year-over-year, contract value decreased 4% excluding the impact of foreign exchange.
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Client and wallet retention rates for third quarter 2009 were 77% and 85%. Wallet retention excludes the impact of foreign exchange.
Consulting
Revenue for third quarter 2009 was $65.7 million, down 16% year-over-year excluding the impact of foreign exchange. Gross contribution margin was 36%.
Third quarter 2009 utilization was 64% and billable headcount was 449. Backlog was $84.7 million at September 30, 2009, up 4% versus June 30, 2009.
Events
Revenue for the third quarter was $16.0 million, down 6% year-over-year excluding the impact of foreign exchange. Gross contribution margin improved approximately 6 percentage points to 37%.
The Company held 15 events with 5,413 attendees during the quarter.
Cash Flow and Balance Sheet Highlights
Gartner generated cash from operations of $55.1 million during third quarter 2009 versus $55.6 million during third quarter 2008. Capital expenditures were $2.7 million during third quarter 2009 versus $5.3 million during third quarter 2008.
During the first nine months of 2009, the Company deployed its cash principally to repay $151.3 million in debt. As of September 30, 2009, the Company had total debt of $265.0 million and cash of $112.8 million.
Financial Outlook for 2009
Based on its results for the first 9-months of 2009 and current business trends, Gartner increased its outlook for cash from operations and reiterated its outlook for revenue, Normalized EBITDA and EPS from continuing operations for full year 2009. The Company’s outlook for revenue by segment and total revenue is as follows. The year-over-year change is presented both as reported and excluding the impact of foreign exchange (FX Neutral):

($ in millions)	2009 Projected Revenue%	Change as Reported	% Change FX Neutral
Research (1)	$737 — 757	(6%) — (3%)	(2%) — 1%
Consulting	265 — 295	(24%) — (15%)	(21%) — (12%)
Events	98 — 108	(35%) — (28%)	(33%) — (26%)

Total Revenue	$1,100 — 1,160	(14%) — (9%)	(10%) — (6%)

(1)	Projected research revenue includes the revenue of the Company’s “Other” category, which was eliminated in first quarter 2009. For 2008, reported “Other” revenue was $8.3 million.
Gartner now expects cash from operations of $125 to $135 million for full year 2009. The Company continues to target Normalized EBITDA of $170 to $200 million, EPS from continuing operations of $0.66 to $0.87, and capital expenditures of $15 to $20 million for full year 2009. Normalized EBITDA excludes a projected $26 to $28 million of pre-tax expense related to SFAS 123(R).

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Conference Call Information
Gartner has scheduled a conference call at 10:00 a.m. ET today, Friday, October 30, 2009, to discuss the Company’s financial results. The conference call will be available via the Internet by accessing the Company’s web site at http://investor.gartner.com. A replay of the webcast will be available for 90 days following the call.
About Gartner
Gartner, Inc. (NYSE: IT) is the world’s leading information technology research and advisory company. We deliver the technology-related insight necessary for our clients to make the right decisions, every day. From CIOs and senior IT leaders in corporations and government agencies, to business leaders in high-tech and telecom enterprises and professional services firms, to technology investors, we are the indispensable partner to 60,000 clients in 10,000 distinct organizations. Through the resources of Gartner Research, Gartner Executive Programs, Gartner Consulting and Gartner Events, we work with every client to research, analyze and interpret the business of IT within the context of their individual role. Founded in 1979, Gartner is headquartered in Stamford, Connecticut, U.S.A., and has 4,000 associates, including 1,200 research analysts and consultants, and clients in 80 countries. For more information, visit www.gartner.com.
Non-GAAP Financial Measures
Investors are cautioned that normalized EBITDA contained in this press release is not a financial measure under generally accepted accounting principles. In addition, it should not be construed as an alternative to any other measures of performance determined in accordance with generally accepted accounting principles. This non-GAAP financial measure is provided to enhance the user’s overall understanding of the Company’s current financial performance and the Company’s prospects for the future. We believe normalized EBITDA is an important measure of our recurring operations as it excludes items that may not be indicative of our core operating results. Normalized EBITDA is based on operating income, excluding depreciation, accretion on obligations related to excess facilities, amortization, SFAS 123 (R) expense, and Other charges.
Safe Harbor Statement
Statements contained in this press release regarding the growth and prospects of the business, the Company’s projected 2009 financial results and all other statements in this release other than recitation of historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements include risks and uncertainties; consequently, actual results may differ materially from those expressed or implied thereby. Factors that could cause actual results to differ materially include, but are not limited to ability to expand or even retain the Company’s customer base; ability to grow or even sustain revenue from individual customers; ability to attract and retain professional staff of research analysts and consultants upon whom the Company is dependent; ability to achieve and effectively manage growth; ability to pay the Company’s debt obligations; ability to achieve continued customer renewals and achieve new contract value, backlog and deferred revenue growth in light of competitive pressures; ability to carry out the Company’s strategic initiatives and manage associated costs; substantial competition from existing competitors and potential new competitors; additional risks associated with international operations including foreign currency fluctuations; the impact of restructuring and other charges on the Company’s businesses and operations; general economic conditions; and other risks listed from time to time in the Company’s reports filed with the Securities and Exchange Commission. These filings can be found on Gartner’s Web site at www.gartner.com/investors and the SEC’s Web site at

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www.sec.gov. Forward-looking statements included herein speak only as of the date hereof and the Company disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.
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GARTNER, INC.
Condensed Consolidated Statements of Operations
(Unaudited; in thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2009	2008		2009	2008
Revenues:
Research (a)	$185,718	$199,646	-7%	$557,325	$589,415	-5%
Consulting	65,708	80,404	-18%	205,341	253,129	-19%
Events	16,043	17,656	-9%	48,307	89,200	-46%

Total revenues	267,469	297,706	-10%	810,973	931,744	-13%
Costs and expenses:
Cost of services and product development (a)	118,120	128,490	-8%	351,864	415,569	-15%
Selling, general and administrative (a)	115,049	127,707	-10%	345,980	387,373	-11%
Depreciation	6,363	6,427	-1%	19,176	19,000	1%
Amortization of intangibles	416	400	4%	1,220	1,215	0%

Total costs and expenses	239,948	263,024	-9%	718,240	823,157	-13%

Operating income	27,521	34,682	-21%	92,733	108,587	-15%
Interest expense, net	(4,914)	(4,997)	-2%	(13,105)	(14,672)	-11%
Other (expense) income, net	(127)	(860)	>100%	(2,505)	(487)	>100%

Income before income taxes	22,480	28,825	-22%	77,123	93,428	-17%
Provision for income taxes	2,413	10,044	-76%	19,875	29,926	-34%

Income from continuing operations	20,067	18,781	7%	57,248	63,502	-10%
Income from discontinued operations, net of taxes (b)	—	—	—	—	6,723	>100%

Net income	$20,067	$18,781	7%	$57,248	$70,225	-18%

Income per common share:
Basic:
Income from continuing operations	$0.21	$0.20	5%	$0.61	$0.66	-8%
Income from discontinued operations	—	—	0%	—	0.07	>100%

Income per share	$0.21	$0.20	5%	$0.61	$0.73	-16%

Diluted:
Income from continuing operations	$0.21	$0.19	11%	$0.59	$0.63	-6%
Income from discontinued operations	—	—	0%	—	0.07	>100%

Income per share	$0.21	$0.19	11%	$0.59	$0.70	-16%

Weighted average shares outstanding:
Basic	94,872	94,539	0%	94,380	95,725	-1%
Diluted	97,657	98,552	-1%	96,885	99,750	-3%

(a)	The Company eliminated its previously reported “Other” revenue line in the first quarter of 2009. “Other” revenue and related expenses are now being reported in the Research segment. In addition, certain expenses that were formerly classified as Selling, general and administrative (SG&A) are now presented in Cost of services and product development (COS) and are considered to be expenses of the Research segment.

Corresponding prior period presentations of these revenues and expenses have been reclassified in a consistent manner for comparability purposes.

(b)	2008 includes the results and gain on sale of the Vision Events business, which we sold in February 2008.

BUSINESS SEGMENT DATA
(Dollars in thousands)

		Direct	Gross	Contribution
	Revenue	Expense	Contribution	Margin

Three Months Ended 9/30/09
Research (a)	$185,718	$63,107	$122,611	66%
Consulting	65,708	42,050	23,658	36%
Events	16,043	10,109	5,934	37%

TOTAL	$267,469	$115,266	$152,203	57%

Three Months Ended 9/30/08
Research (a)	$199,646	$69,220	$130,426	65%
Consulting	80,403	47,520	32,883	41%
Events	17,657	12,199	5,458	31%

TOTAL	$297,706	$128,939	$168,767	57%

Nine Months Ended 9/30/09
Research (a)	$557,325	$190,518	$366,807	66%
Consulting	205,341	127,027	78,314	38%
Events	48,307	32,007	16,300	34%

TOTAL	$810,973	$349,552	$461,421	57%

Nine Months Ended 9/30/08
Research (a)	$589,415	$212,300	$377,115	64%
Consulting	253,129	148,373	104,756	41%
Events (b)	89,200	52,125	37,075	42%

TOTAL	$931,744	$412,798	$518,946	56%

(a)	The Company eliminated its previously reported “Other” revenue line in the first quarter of 2009. “Other” revenue and related expenses are now being reported in the Research segment. In addition, certain expenses that were formerly classified as Selling, general and administrative (SG&A) are now presented in Cost of services and product development (COS) and are considered to be expenses of the Research segment.

Corresponding prior period presentations of these revenues and expenses have been reclassified in a consistent manner for comparability purposes.

(b)	Excludes the results of the Vision Events business, which we sold in February 2008.

SELECTED STATISTICAL DATA

	September 30,		September 30,
	2009		2008
Research contract value	$742,885	(a)	$812,210	(a)
Research client retention	77%		81%
Research wallet retention (b)	85%		97%
Research client organizations	9,998		10,347
Consulting backlog	$84,747	(a)	$110,141	(a)
Consulting—quarterly utilization	64%		69%
Consulting billable headcount	449		494
Consulting—average annualized revenue per billable headcount	$389	(a)	$440	(a)
Events—number of events for the quarter	15		16
Events—attendees for the quarter	5,413		6,179

(a)	Dollars in thousands.

(b)	Excludes the impact of foreign exchange.

SUPPLEMENTAL INFORMATION
GAAP to Normalized EBITDA Reconciliation
(in thousands)
Reconciliation — GAAP to Normalized EBITDA (1):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Net income	$20,067	$18,781	$57,248	$70,225
Interest expense, net	4,914	4,997	13,105	14,672
Other expense, net	127	860	2,505	487
Income from discontinued operations (2)	—	—	—	(6,723)
Tax provision	2,413	10,044	19,875	29,926

Operating income	$27,521	$34,682	$92,733	$108,587

Normalizing adjustments:
Depreciation, accretion, and amortization	6,941	7,046	20,935	20,929
Stock-based compensation expense (3)	6,352	5,259	19,477	18,315

Normalized EBITDA	$40,814	$46,987	$133,145	$147,831

(1)	Normalized EBITDA is based on operating income excluding depreciation, accretion on obligations related to excess facilities, amortization of intangibles, Other charges, and stock-based compensation expense.

(2)	The nine months ended September 30, 2008, includes the gain on sale of the Vision Events business.

(3)	Stock-based compensation expense represents the cost of stock-based compensation awarded by the Company to its employees. The expense is determined in accordance with FASB Accounting Standards Codification Topic 718.